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                                                                   EXHIBIT 23(a)

                       CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
La Quinta Inns, Inc.

    We consent to the use of our audit report, dated January 23, 1995 on the combined balance sheets as of December 31, 1994 and 1993, and the related combined statements of operations, shareholders equity and cash flows for each of the years in the three-year period ended December 31, 1994, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Prospectus.

    Our audit report refers to the adoption of Statement of Financial Accounting Standards No. 109 in 1993.




                                          KPMG PEAT MARWICK LLP

San Antonio, Texas
January 19, 1996